Exhibit 1.4

For More Information

Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Jen Buchhalter Articulate Communications Inc. 617.451.7788, ext. 16 jbuchhalter@articulatepr.com

CDC Software Expands Franchise Partner Program with Investment in Mexico Consulting Firm

Business Intelligence Consulting de Mexico Joins CDC Software’s Franchise Partner Program

ATLANTA, December 12, 2006— CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA — News) and a provider of enterprise software applications, today announced its investment in Business Intelligence Consulting de México, SA de C.V. (BI), as part of its previously announced Franchise Partner Program that helps establish strategic relationships with selected partners in certain international regions to accelerate mutual business expansion.

Earlier this year, CDC Software launched its Franchise Partner Program, which includes $20 million designated for investment in channel partners. Under this program, CDC Software provides direct cash investments, equity investments, lines of credit and a combination of these, to distribution partners in high-growth geographies, including Eastern Europe, the Middle East, Latin America, India, China and Asia/Pacific. BI is the third partner selected into the Franchise Partner Program in recent months. According to the agreement with BI, CDC Software will acquire a 19 percent equity stake in the company, with the option to acquire 100 percent of the company in three years.

For more than four years, BI has been a successful partner representing CDC Software in Mexico and Central America. Mutual customers of BI and CDC Software include Sky Chefs (Mexico and Venezuela), Schenectady, Torrecid de Mexico, Kluber Lubrication Mexicana, TechData, Hewlett Packard, Consorcio AGA, Polikon and Embasador AGA. Business Intelligence Consulting, founded in 1998, is a leader in providing collaborative business solutions for the process manufacturing industry, with expertise in systems information, manufacturing, distribution and finances, as well as network wired structures.

“We have established a very successful partnership with CDC Software over the last four years through our sales and support of the Ross Enterprise applications,” said Manuel Larios, managing director of Business Intelligence Consulting. “By joining CDC Software’s Franchise Partner Program, we will further build on this success to strengthen both CDC Software and BI’s business and leadership position in Mexico.”

“Through the Franchise Partner Program, CDC Software is not only expanding its global footprint, but delivering the highest level of services and support locally for our customers,” said Oscar Pierre, senior vice president of Latin America for CDC Software.” By leveraging our significant cash reserves, our Franchise Partner Program allows us to invest in key partners globally which not only benefits both companies, but most importantly, our customers. As a result, our global expansion is accelerating via this unique approach as we build mindshare and commitments with our third-party resellers and distributors.”

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of comprehensive enterprise software applications and services designed to help businesses thrive and become customer-driven market leaders. The company’s industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. CDC Software’s product suite includes Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the acquisition of an equity stake and option for additional equity in Business Intelligence Consulting de Mexico, development of CDC Software’s Franchise Partner Program, future opportunities with channel partners, future development of enterprise software on a global scale, growth in CDC Software’s business in targeted geographic markets and the ability to provide expansion and support to developing countries. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: the completion of the acquisition of an equity stake and option for additional equity in Business Intelligence Consulting de Mexico, the ability to make changes in business strategy, development plans and product offerings; the ability to identify and enlist additional partners in the Franchise Partner Program and the development of the enterprise software sector on a global scale. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

###